Exhibit 10.30

POST EMPLOYMENT AGREEMENT

THIS POST EMPLOYMENT AGREEMENT (“AGREEMENT”), is made and entered into on February 1, 2004, by and between MIKOHN GAMING CORPORATION, a Nevada corporation (“MIKOHN”), and JOHN GARNER (“GARNER”).

WHEREAS, MIKOHN and GARNER deem it to be in their respective best interests to enter into an agreement providing for MIKOHN’s termination of GARNER’s employment pursuant to the terms herein stated.

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, it is hereby agreed as follows:

1. Settlement Payment. MIKOHN shall pay to GARNER a settlement payment (the “Settlement Payment”) equal to $433,000, paid as follows:

1.1 Bi-weekly payroll payments equal to $19,000.00 monthly for 22 months, beginning with the payroll period starting on February 1, 2004.

1.2 By no later than February 1, 2004, MIKOHN shall make an additional payment to GARNER of $15,000.

2. Early Payment Option. GARNER shall have the option beginning February 1, 2005 to request a lump-sum payment of all remaining amounts due under paragraph 1 above for a 10% discount to MIKOHN. GARNER shall exercise his option hereunder by requesting same in writing, and MIKOHN shall pay GARNER the remaining amounts owed less the discount within thirty (30) days thereafter. Upon election of this provision by GARNER, the benefits provided in paragraph 4 below will immediately cease, as will the membership dues payable in paragraph 5 below. Further upon this election, GARNER shall have the opportunity to receive title to the Anthem Country Club Membership referenced in paragraph 5.

3. Stock Options. The 75,000 stock options granted to GARNER in August 2002 and March 2003 shall be deemed fully vested and may be exercised at any time prior to the expiration dates specified at the time the options were issued. The options granted to GARNER in July 2001 shall be forfeited within ninety (90) days of February 1, 2004.

4. Benefits. MIKOHN agrees that GARNER and his family will be covered under MIKOHN’s executive medical plan through December 31, 2005.

5. Miscellaneous. GARNER shall continue to be the designated beneficiary of a MIKOHN corporate membership in Anthem Country Club so long as GARNER maintains a residence in Clark County, Nevada, but in no event shall this benefit go beyond December 31, 2005. MIKOHN shall be responsible for all dues, assessments and other costs relating to said membership until December 31, 2005. Up through and including December 31, 2005, GARNER shall have the option to assume full ownership of such Anthem Country Club Membership with no further payment to MIKOHN. Upon such election by GARNER, GARNER shall be responsible for all transfer fees and tax obligations arising from his acquisition of the membership. MIKOHN shall have no further payment obligation related to this membership upon GARNER’s assumption of full ownership.

6. Covenant of Confidentiality. All documents, records, files, manuals, forms, materials, supplies, computer programs, trade secrets, customer lists, and other information which came into GARNER’s possession from time to time during GARNER’s employment by MIKOHN, and/or any of MIKOHN’s subsidiaries or affiliates, shall be deemed to be confidential and proprietary to MIKOHN and shall remain the sole and exclusive property of MIKOHN. GARNER acknowledges that all such confidential and proprietary information is confidential and proprietary and not readily available to MIKOHN’s business competitors. GARNER agrees that GARNER will return to MIKOHN all such confidential and proprietary items (including, but not limited to, company badge and keys) in GARNER’s control or possession, and all copies thereof, and that GARNER will not remove any such items from the offices of MIKOHN. It is the intention of the parties that the broadest possible protection be given to MIKOHN’s trade secrets and proprietary information and nothing in this Section shall in any way be construed to narrow or limit the protection and remedies afforded by the Uniform Trade Secrets Act.

7. Covenant of Non-Disclosure. Without the prior written approval of MIKOHN, GARNER shall keep confidential and not disclose or otherwise make use of any of the confidential or proprietary information or trade secrets referred to in this Agreement nor reveal the same to any third party whomsoever, except as required by law. Nor shall GARNER discuss any item related to the financial condition of MIKOHN with any third party, at any time without MIKOHN’s express written consent.

8. Covenant of Non-Solicitation.

8.1 Employees. For a period of one (1) year from the date hereof, GARNER, either on GARNER’s own account or for any person, firm, company or other entity, shall not solicit, interfere with or induce, or attempt to induce, any employees of MIKOHN, or any of its subsidiaries or affiliates to leave their employment or to breach their employment agreement, if any, with MIKOHN.

9. Covenant of Cooperation

9.1 General. Upon request by MIKOHN, GARNER agrees to cooperate with and assist MIKOHN in any matters with which GARNER was involved during GARNER’s employment by MIKOHN including, but not limited to, any administrative or legal matters. Payment to GARNER for time spent with these matters will be done in accordance with paragraph 9.2 below, excepting any court ordered appearance by GARNER in any applicable forum.

9.2 Consulting. GARNER will make himself available to MIKOHN, at MIKOHN’s sole discretion, through and including January 31, 2005. For all time spent by GARNER to cooperate and assist MIKOHN in any matters and/or to appear at a specific location, GARNER shall be paid $200.00 per hour to a maximum of $1000.00 per day. MIKOHN further agrees to reimburse GARNER for reasonable out-of-pocket expenses incurred pursuant to this paragraph. Any telephonic consulting requiring no further assistance on GARNER’s behalf, will be rendered at no additional charge to MIKOHN.

10. Non-Disparagement. Neither party shall make any remarks or issue any communication, written or otherwise, that disparages or derogates, or encourages any adverse action against the other party or any of its affiliates, officers, directors, employees or agents, provided that this paragraph shall not preclude GARNER from testifying truthfully under oath, pursuant to subpoena or otherwise, as to his first-hand knowledge, or from providing his first-hand knowledge to any governmental, regulatory or self-regulatory body or agency with jurisdiction over MIKOHN’s activities.

11. Release.

(a) General Release. Effective upon the execution of this Agreement, GARNER hereby releases and forever discharges MIKOHN, together with MIKOHN’s past, present and future officers, directors, shareholders, employees, agents, representatives, subsidiaries, parent companies and affiliates, and their successors, heirs and assigns, from any and all claims, demands, damages, actions, causes of action, suits, debts, liabilities and obligations, liens, costs and expenses of any nature, character and description, known or unknown, accrued or not yet accrued, whether anticipated or unanticipated, arising from or in any way related to GARNER’s employment by MIKOHN which GARNER now holds, or has any time heretofore owned or held, or may at any time hereafter own or hold, by reason of any manner, cause or thing whatsoever existing as of the date hereof or at any time prior hereto. This includes, without limitation, any claim for (i) violation of any federal, state or local statute, ordinance or regulation relating to employment, or benefits or discrimination or harassment in employment, specifically including, without limitation, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, and the Employees Retirement Income and Security Act, and further including any regulation of any administrative agency or governmental authority relating to employment benefits or discrimination or harassment in employment; (ii) breach of oral, implied or written contract; (iii) wrongful termination of employment; (iv) breach of the implied covenant of good faith and fair dealing; (v) negligent or intentional infliction of mental or emotional distress; (vi) any non-statutory tort or contractual claim; (vii) wages and/or benefits; and (viii) attorneys’ fees.

(b) Effective upon the execution of this Agreement, MIKOHN hereby indemnifies GARNER to the fullest extent permissible under Nevada law, from any and all third party claims, demands, damages, actions, causes of action, suits, debts, liabilities and obligations, liens, costs and expenses of any nature, character and description, known or unknown, accrued or not yet accrued, whether anticipated or unanticipated, arising from or in any way related to GARNER’s employment from the beginning of GARNER’s employment to the effective date of this Agreement.

11.1 Age Discrimination in Employment Act. GARNER hereby acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that his waiver and release is knowing and voluntary. The parties agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this agreement. GARNER further acknowledges that the consideration given for this waiver and release agreement is in addition to anything of value to which he is already entitled. GARNER further acknowledges that he has been advised by this writing that [a] he should consult with an attorney prior to executing this agreement; [b] he has up to twenty-one (21) days within which to consider this agreement; [c] he has up to seven (7) days following the execution of this agreement by the parties to revoke the agreement; and [d] the “Effective Date” of this agreement shall be the date that this revocation period expires.

12. General Provisions.

12.1 Arbitration. Any dispute arising between GARNER and MIKOHN with respect to the subject matter of this Agreement or any alleged breaches of defaults on the obligations of any of the Parties hereto shall be submitted to binding arbitration in Las Vegas, Nevada in accordance with the then-prevailing rules for binding arbitration as set forth by the American Arbitration Association.

12.2 Authorization. MIKOHN and GARNER each represent and warrant to the other that he/she/it has the authority, power and right to deliver, execute and fully perform the terms of this Agreement.

12.3 Entire Agreement. GARNER understands and acknowledges that this document constitutes the entire agreement between GARNER and MIKOHN with regard to GARNER’s employment by MIKOHN and GARNER’s post-employment activities concerning MIKOHN. This Agreement supersedes any and all other written and oral agreements between the parties with respect to the subject matter hereof. Any and all prior agreements, promises, negotiations, or representations, either written or oral, relating to the subject matter of this Agreement not expressly set forth in this Agreement are of no force and effect. This Agreement may be altered, amended, or modified only in writing signed by all of the parties hereto. Any oral representations or modifications concerning this instrument shall be of no force and effect.

12.4 Severability. If any term, provision, covenant, or condition of this Agreement is held by a court or other tribunal of competent jurisdiction to be invalid, void, or unenforceable, the remainder of such provisions and all of the remaining provisions hereof shall remain in full force and effect to the fullest extent permitted by law and shall in no way be affected, impaired, or invalidated as a result of such decision.

12.5 Governing Law. Except to the extent that federal law may preempt Nevada law, this Agreement and the rights and obligations hereunder shall be governed, construed and enforced in accordance with the laws of the State of Nevada.

12.6 Taxes. All compensation payable hereunder is gross and shall be subject to such withholding taxes and other taxes as provided by law. GARNER shall be responsible for the payment of all taxes attributable to the compensation provided by this Agreement except for those taxes required by law to be paid or withheld by MIKOHN.

12.7 Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of GARNER and MIKOHN. GARNER may not sell or pledge any of GARNER’s rights or interests pursuant to this Agreement.

12.8 Waiver. Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing such provision or provisions and each and every other provision of this Agreement.

12.9 Captions. Titles and headings to sections in this Agreement are for the purpose of reference only and shall in no way limit, define, or otherwise affect any provisions contained therein.

12.10 Breach - Right to Cure. A party shall be deemed in breach of this Agreement only upon the failure to perform any obligation under this Agreement after receipt of written notice of breach and failure to cure such breach within ten (10) days thereafter; provided, however, such notice shall not be required where a breach or threatened breach would cause irreparable harm to the other party and such other party may immediately seek equitable relief in a court of competent jurisdiction to enjoin such breach. Any breach of paragraph 10 above by either party will be considered a per se breach of this Agreement and shall not require written notice to the breaching party.

12.11 Acknowledgement. GARNER acknowledges that he has been given a reasonable period of time to study this Agreement before signing it. GARNER certifies that he has fully read, has received an explanation of, and completely understands the terms, nature, and effect of this Agreement. GARNER further acknowledges that he is executing this Agreement freely, knowingly, and voluntarily and that his execution of this Agreement is not the result of any fraud, duress, mistake, or undue influence whatsoever. In executing this Agreement, GARNER does not rely on any inducements, promises, or representations by MIKOHN other than the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have read, understood, and voluntarily executed this Agreement as of the day and year first above written.

MIKOHN GAMING CORPORATION

JOHN GARNER

By:

Title: